Exhibit 99.B(h)(8)(B)(iii)

FIRST AMENDMENT TO THE AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

This First Amendment, effective as of January 30, 2009, amends the Amended and Restated Expense Limitation Agreement (the “Agreement”) dated 1st day of February, 2005, as amended, between Directed Services LLC, (the “Manager”), and ING Investors Trust (the “Registrant”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 30, 2009.

NOW, THEREFORE, the parties agree as follows:

1.             Section 1.4 is hereby deleted in its entirety and replaced with the following:

1.4.          Payment.

At the end of each month, the accruals made pursuant to Section 1.3 above shall be netted, and the result shall be remitted by the Manager to the Fund if such netting results in an Excess Amount, and it shall be remitted to the Manager if such netting results in a Recoupment Amount and the Manager is entitled to a Recoupment Amount pursuant to Section 2 below.  Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  For avoidance of doubt, any payments made pursuant to Section 1.1 and this Section 1.4 may include waivers of Fund-level expenses, such as management fees, custodian fees, and other expenses related to the management of the Trust’s assets which must be allocated proportionately among all classes, and reimbursements of Class-specific expenses, which may be waived or reimbursed at different amounts for individual classes.  The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee payable to the Manager.

2.             Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.             In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTORS TRUST			DIRECTED SERVICES LLC

By:	/s/ Kimberly A. Anderson	By:	/s/ Todd Modic
	Kimberly A. Anderson		Todd Modic
	Senior Vice President		Vice President